Exhibit 99.1

Aeglea BioTherapeutics Reports Fourth Quarter and Full Year 2021 Financial Results and Provides Program Updates

Pegzilarginase BLA preparation on track to enable a second quarter 2022 submission to the FDA

Accelerating Phase 1/2 trial of AGLE-177 for Homocystinuria; clinical data announcement expected in the second half of 2022

$95 million of cash as of December 31, 2021, which is expected to fund operations into the first quarter of 2023

Austin, Texas, March 8, 2022 - Aeglea BioTherapeutics, Inc. (Nasdaq:AGLE), a clinical-stage biotechnology company developing a new generation of human enzyme therapeutics as innovative solutions for rare metabolic diseases, today announced financial results for the fourth quarter and full year 2021, and provided program updates.

“2021 moved us closer to our goal of delivering life-changing medicines to people with rare metabolic diseases with positive topline data from our pivotal Phase 3 trial of pegzilarginase for Arginase 1 Deficiency and the dosing of the first patients in our Phase 1/2 trial of AGLE-177 for Homocystinuria. We enter 2022 well positioned to capitalize on the momentum we’ve built,” said Anthony Quinn, M.B., Ch.B., Ph. D., president and chief executive officer of Aeglea. “We are excited about the opportunities in 2022 for a transformative year. With a strong portfolio of human enzyme therapies for rare metabolic diseases, we are looking forward to advancing all our programs, including sharing clinical data from our AGLE-177 program, progressing AGLE-325 for Cystinuria through IND-enabling studies and working with the FDA throughout the regulatory process for pegzilarginase.”

Program Updates

Pegzilarginase in Arginase 1 Deficiency

•

Announced the PEACE Phase 3 clinical trial met its primary endpoint with an 80% plasma arginine reduction, and an accompanying positive trend in a secondary endpoint assessing mobility. Additionally, 90.5% of patients achieved normal plasma arginine levels. Pegzilarginase was well-tolerated, and no patients discontinued the trial due to adverse events.

•

Highlighted 104-week data from the GMFM-E and 6-Minute Walk Test assessments from the Phase 1/2 open-label extension, which underscores the sustained, long-term impact of pegzilarginase treatment on mobility.

•	Plan to present additional data from PEACE Phase 3 clinical trial at the Society for Inherited Metabolic Disorders (SIMD) Annual Meeting in April 2022.
•	Hosted a Key Opinion Leader and Patient Caregiver event to provide insights and perspectives on treating and living with Arginase 1 Deficiency.
•	Met with U.S. Food and Drug Administration (FDA) in late February to discuss data from the pegzilarginase program and the path towards Biologic License Application (BLA) submission.
•	BLA preparation on track to enable a second quarter 2022 submission.

AGLE-177 in Homocystinuria

•

Completed dosing in the 0.15 mg/kg intravenous cohort in the Phase 1/2 clinical trial. AGLE-177 was well tolerated with no safety concerns and data from this first cohort showed reductions in total homocysteine in all patients.

•

The encouraging results from the first cohort allowed the Company to advance directly to the 0.45 mg/kg subcutaneous dose, accelerating the generation of dose response data. This second cohort is currently being dosed.

•

Filed an Investigational New Drug (IND) application with the FDA. Acceptance of the IND would allow the Company to open clinical trial sites in the U.S. for the Phase 1/2 clinical trial and a potential pivotal Phase 3 trial.

•	Expect to announce Phase 1/2 clinical data in the second half of 2022.

AGLE-325 in Cystinuria

•	Shared preclinical data from optimized clinical candidate, which the Company believes will support an attractive clinical dosing schedule.
•	Plan to move through IND-enabling studies in 2022.

Upcoming Events

•	American College of Medical Genetics and Genomics Annual Clinical Genetics Meeting, March 22-26
•	American Academy of Neurology Annual Conference, April 2-7
•	Society for Inherited Metabolic Disorders 43rd Annual Meeting, April 10-13
•	Needham Virtual Healthcare Conference, April 11-14

Fourth Quarter and Full Year 2021 Financial Results

As of December 31, 2021, Aeglea had available cash, cash equivalents, marketable securities and restricted cash of $95.0 million. The Company expects its cash, cash equivalents and investments will enable it to fund its operating expenses and capital expenditure requirements into the first quarter of 2023.

Aeglea recognized development fee revenues of $3.6 million in the fourth quarter of 2021, as a result of its license and supply agreement with Immedica for the commercial rights to pegzilarginase in certain territories outside the United States (License and Supply Agreement). The revenues recorded in the fourth quarter of 2021 are related to the delivery of clinical trial and regulatory services. Aeglea recognized no revenue for the fourth quarter of 2020.

Aeglea recognized license and development fee revenues of $18.7 million in the year ended December 31, 2021, as a result of its License and Supply Agreement. The revenues recorded in the year ended December 31, 2021 are related to the transfer of the license and delivery of clinical trial and regulatory services. Aeglea recognized no revenue for the year ended December 31, 2020.

Research and development expenses totaled $16.8 million for the fourth quarter of 2021 and $15.8 million for the fourth quarter of 2020. The increase was primarily associated with a ramp-up in BLA development activities and increased enrollment in our PEACE Phase 3 trial of pegzilarginase for the treatment of patients with Arginase 1 Deficiency.

Research and development expenses totaled $57.1 million for the year ended December 31, 2021 and $59.6 million for the year ended December 31, 2020. The decrease was primarily associated with completing certain pre-commercial manufacturing activities for pegzilarginase and completing formulation, characterization, and stability studies for AGLE-177.

General and administrative expenses totaled $7.3 million for the fourth quarter of 2021 and $7.0 million for the fourth quarter of 2020. This increase was primarily due to changes in employee headcount and additional compensation to support the development of the Company’s commercial capabilities and infrastructure.

General and administrative expenses totaled $27.3 million for the year ended December 31, 2021 and $21.8 million for the year ended December 31, 2020. This increase was primarily due to changes in employee headcount and additional compensation and an increase in operational expenses to build the Company’s commercial capabilities and infrastructure.

Net loss totaled $20.4 million and $22.7 million for the fourth quarter of 2021 and 2020, respectively, with non-cash stock compensation expense of $2.1 million and $1.6 million for the fourth quarter of 2021 and 2020, respectively. Net loss totaled $65.8 million and $80.9 million for the years ended December 31, 2021 and 2020, respectively, with non-cash stock compensation expense of $8.0 million and $6.3 million for the years ended December 31, 2021 and 2020, respectively.

About Pegzilarginase in Arginase 1 Deficiency

Pegzilarginase is a novel recombinant human enzyme engineered to degrade the amino acid arginine and has been shown to rapidly and sustainably lower levels of the amino acid arginine in plasma. Aeglea is developing pegzilarginase for the treatment of people with Arginase 1 Deficiency (ARG1-D), a rare debilitating and progressive disease characterized by the accumulation of arginine. ARG1-D presents in early childhood and patients experience spasticity, seizures, developmental delay, intellectual disability and early mortality.

In December 2021, Aeglea announced the PEACE Phase 3 clinical trial met its primary endpoint with an 80% plasma arginine reduction. Additionally, 90.5% of pegzilarginase treated patients achieved normal plasma arginine levels. The arginine lowering was accompanied by a positive trend in a secondary endpoint, GMFM-E, which is a key clinical assessment of mobility. Aeglea’s Phase 1/2 and Phase 2 Open-Label Extension (OLE) data for pegzilarginase in patients with ARG1-D demonstrated clinical improvements and sustained lowering of plasma arginine. Pegzilarginase has received multiple regulatory designations, including Rare Pediatric

Disease, Breakthrough Therapy, Fast Track and Orphan Drug Designations from the U.S. Food and Drug Administration as well as Orphan Drug Designation from the European Medicines Agency.

About AGLE-177 in Homocystinuria

AGLE-177 is a novel recombinant human enzyme, which is engineered to degrade the amino acid homocysteine and its dimer, homocystine. AGLE-177 is currently being studied in a Phase 1/2 clinical trial for the treatment of patients with Classical Homocystinuria, a rare inherited disorder of methionine metabolism that results in elevated levels of total homocysteine. Homocysteine accumulation plays a key role in multiple progressive and serious disease-related complications, including thromboembolic vascular events, skeletal abnormalities (including severe osteoporosis), developmental delay, intellectual disability, lens dislocation and severe near sightedness. Preclinical data demonstrated that AGLE-177 improved important disease-related abnormalities and survival in a mouse model of Homocystinuria. AGLE-177 has received both U.S. and EU Orphan Drug Designation as well as U.S. Rare Pediatric Disease Designation.

About Aeglea BioTherapeutics

Aeglea BioTherapeutics is a clinical-stage biotechnology company redefining the potential of human enzyme therapeutics to benefit people with rare metabolic diseases with limited treatment options. In December 2021, Aeglea announced positive topline data from its PEACE Phase 3 clinical trial for its lead product candidate, pegzilarginase, in patients with Arginase 1 Deficiency. Pegzilarginase has received both Rare Pediatric Disease and Breakthrough Therapy Designations. Aeglea also has an ongoing Phase 1/2 clinical trial of AGLE-177 for the treatment of Homocystinuria. AGLE-177 has been granted Rare Pediatric Disease Designation. Aeglea has an active discovery platform focused on engineering small changes in human enzymes to have a big impact on the lives of patients and their families. For more information, please visit http://aeglea.com.

Safe Harbor / Forward Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, statements we make regarding our ability to obtain regulatory approval for, and commercialize, pegzilarginase, recognize milestone and royalty payments from our agreement with Immedica, the timing and success of our clinical trials and related data, the timing and expectations for regulatory submissions and approvals, including the submission of a BLA for pegzilarginase, timing and results of meetings with regulators, the timing of announcements and updates relating to our clinical trials and related data, our ability to enroll patients into our clinical trials, the expected impact of the COVID-19 pandemic on our operations and clinical trials, success in our collaborations, our cash forecasts, the potential addressable markets of our product candidates and the potential therapeutic benefits and economic value of our lead product candidate or other product candidates. Further information on potential risk factors that could affect our business and its financial results are detailed in our most recent Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact Information:

Investors & Media

Kelly Boothe, Ph.D.
Senior Director, Corporate Communications & Investor Relations
512.399.5458
investors@aeglea.com

media@aeglea.com

Financials

Aeglea BioTherapeutics, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$15,142	$90,095
Marketable securities	77,986	56,178
License and development receivable	815	—
Prepaid expenses and other current assets	4,948	3,516
Total current assets	98,891	149,789
Restricted cash	1,838	1,842
Property and equipment, net	4,549	5,642
Operating lease right-of-use assets	3,806	4,230
Other non-current assets	842	115
TOTAL ASSETS	$109,926	$161,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$3,319	$2,254
Operating lease liabilities	436	319
Deferred revenue	2,359	—
Accrued and other current liabilities	14,030	13,870
Total current liabilities	20,144	16,443
Non-current operating lease liabilities	4,608	5,129
Deferred revenue, net of current portion	1,217	—
Other non-current liabilities	16	214
TOTAL LIABILITIES	25,985	21,786

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of December 31, 2021 and 2020; no shares issued and outstanding as of December 31, 2021 and 2020	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of December 31, 2021 and 2020; 49,355,130 shares and 47,959,086 shares issued and outstanding as of December 31, 2021 and 2020, respectively	5	5
Additional paid-in capital	425,765	415,824
Accumulated other comprehensive (loss) income	(20)	11
Accumulated deficit	(341,809)	(276,008)
TOTAL STOCKHOLDERS’ EQUITY	83,941	139,832
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$109,926	$161,618

Aeglea BioTherapeutics, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2021	2020	2019
Revenue:
License	$12,000	$—	$—
Development fee	6,739	—	—
Total revenue	18,739	—	—

Operating expenses:
Research and development	57,069	59,638	64,600
General and administrative	27,319	21,843	15,734
Total operating expenses	84,388	81,481	80,334
Loss from operations	(65,649)	(81,481)	(80,334)

Other income (expense):
Interest income	111	593	2,143
Other expense, net	(122)	(5)	(63)
Total other income (expense)	(11)	588	2,080
Loss before income tax expense	(65,660)	(80,893)	(78,254)
Income tax expense	(141)	—	—
Net loss	$(65,801)	$(80,893)	$(78,254)

Net loss per share, basic and diluted	$(1.00)	$(1.52)	$(2.45)
Weighted-average common shares outstanding, basic and diluted	65,744,611	53,371,730	31,949,633